Exhibit 10.26

July 27, 2004

Mr. Josh Pace

1400 Seaport Boulevard

Redwood City, CA 94063

Re: Amendment to Employment Terms

Dear Josh:

This letter amends that certain Amended and Restated Employment Terms Letter Agreement dated April 24, 2003 (the “the 2003 Employment Letter”), between you and Openwave Systems Inc.

Effective today, your title will be Chief Financial Officer. You will report to the President and Chief Executive Officer. Your monthly base salary is $22,916.67 per month or $275,000 on an annualized basis, effective as of July 16, 2004. In addition, based upon achievement of financial and other performance objectives by the Corporation under the Corporation’s “Corporate Incentive Plan”, the Company shall pay to you an annual incentive cash award based upon a target, which shall be fifty percent (50%) of your base salary, with the actual annual incentive cash award determined to be below, at, or above target, based upon the Company’s achievement level against the financial and performance objectives. Notwithstanding the foregoing, the Corporate Incentive Plan does not currently permit any payments throughout the remainder of calendar year 2004.

You should be aware that your employment with the Company is for no specified period and constitutes “at will” employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, subject to the severance obligations under or referred to in the 2003 Employment Letter.

In consideration of the foregoing, you hereby reconfirm your obligations under the Confidentiality and Invention Assignment Agreement, dated April 24, 2003, between you and the Company,

Except as modified by this letter, all terms of your employment shall remain unchanged and as set forth in the 2003 Employment Letter.

Please review these terms to make sure they are consistent with your understanding. If so, please send an original signed copy to the VP, Human Resources no later than two days after your receipt of this letter.

Accepted by:

/s/ DON LISTWIN	/s/ JOSH PACE
Don Listwin President and CEO	Josh Pace